© 2018 Wells Fargo Bank N.A. All rights reserved. For Public Use. News Release Wells Fargo Enters into Consent Orders with OCC and CFPB (San Francisco, April 20, 2018) – Wells Fargo & Company (NYSE:WFC) announced today it has entered into consent orders with the Office of the Comptroller of the Currency (OCC) and Consumer Financial Protection Bureau (CFPB) that address matters pertaining to the company’s compliance risk management program and issues regarding certain interest rate-lock extensions on home mortgages and collateral protection insurance (CPI) placed on certain auto loans. The company has previously disclosed publicly the issues regarding interest rate-lock extensions and CPI. “For more than a year and a half, we have made progress on strengthening operational processes, internal controls, compliance and oversight, and delivering on our promise to review all of our practices and make things right for our customers,” said Timothy J. Sloan, president and chief executive officer of Wells Fargo. “While we have more work to do, these orders affirm that we share the same priorities with our regulators and that we are committed to working with them as we deliver our commitments with focus, accountability, and transparency. Our customers deserve only the best from Wells Fargo, and we are committed to delivering that.” The orders, which are available in their entirety at the respective web sites for the OCC and CFPB, require the company to pay $1 billion in total civil money penalties. As a result, the company will adjust its first quarter 2018 preliminary financial results by an additional accrual of $800 million, which is not tax deductible. The accrual reduces reported first quarter 2018 net income by $800 million, or $0.16 cents per diluted common share, to $4.7 billion, or 96 cents per diluted common share. Under the consent orders, Wells Fargo will also be required to submit, for review by its board, plans detailing its ongoing efforts to strengthen its compliance and risk management, and its approach to customer remediation efforts. About Wells Fargo Wells Fargo & Company (NYSE: WFC) is a diversified, community-based financial services company with $1.9 trillion in assets. Wells Fargo’s vision is to satisfy our customers’ financial needs and help them succeed financially. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, investments, mortgage, and consumer and commercial finance through 8,200 locations, 13,000 ATMs, the internet (wellsfargo.com) and mobile banking, and has offices in 42 countries and territories to support customers who conduct business in the global economy. With approximately 265,000 team members, Wells Fargo serves one in three households in the United States. Wells Fargo & Company was ranked No. 25 on Fortune’s 2017 rankings of America’s largest corporations. Media Contacts: Kate Pulley, 917-260-1673 or 646-634-6515 catherine.pulley@wellsfargo.com @CPulleyWF or

© 2018 Wells Fargo Bank N.A. All rights reserved. For Public Use. Richele Messick, 651-724-5234 Richele.J.Messick@wellsfargo.com @RJMessickWF Investor Contacts: John M. Campbell, 415-396-0523 John.M.Campbell@wellsfargo.com ###